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                                                            Exhibit 11


     Statement Re: Computation of Per-Share Earnings

                                            Year ended December 31,

                                          1993        1992        1991
                                          ----        ----        ----
                                     (In thousands except per-share data.)

     Primary

       Average shares outstanding        6,023       6,011       6,009
       Net effect of dilutive stock
         options-based on the treasury
         stock method using average
         market price                       58          38          -
                                        ------      ------     -------
       Total                             6,081       6,049       6,009
                                        ======      ======     =======
       Net income (loss)                $5,007      $3,961     $(1,525)
                                        ======      ======     =======
       Per-share amount                 $ 0.82(1)   $ 0.65(1)  $( 0.25)
                                        ======      ======     =======

     Fully Diluted

       Average shares outstanding        6,023       6,011      6,009
       Net effect of dilutive stock
         options-based on the treasury
         stock method using the year-
         end market price, if higher
         than average market price          58          48          -

       Assumed conversion of 6.50%
         convertible subordinated
         debentures                        144          -           -
                                        ------      ------     -------
       Total                             6,225       6,059       6,009
                                        ======      ======     =======
       Net income (loss)                 5,007       3,961      (1,525)
       Add 6.50% convertible
         subordinated debenture
         interest, net of federal
         income tax effect                 116          -           -
                                        ------      ------     -------
       Total                            $5,123      $3,961     $(1,525)
                                        ======      ======     =======
       Per-share amount                 $ 0.82      $ 0.65     $( 0.25)
                                        ======      ======     =======
      ------------
      (1) Per share amounts reported in the consolidated financial statements of $0.83 for 1993 and $0.66 for 1992 excluded the net effect of dilutive stock options as the aggregate dilution from these securities was immaterial (less than three percent of earnings per common share outstanding).
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